U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1. Name and Address of Reporting Person

   Filteau              Mark                     C.
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   (Last)               (First)                 (Middle)
     2000 Edmund Halley Drive
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                                    (Street)
     Reston              VA                  22091
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   (City)               (State)                 (Zip)
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2. Issuer Name and Ticker or Trading Symbol

     DynCorp
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3. IRS or Social Security Number of Reporting Person (Voluntary)

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4. Statement for Month/Year

    9/97
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5. If Amendment, Date of Original (Month/Year)

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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [   ]   Director                             [   ]   10% Owner
   [ X ]   Officer (give title below)           [   ]   Other (specify below)


      Former Vice President and President, Information & Engineering Technology
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                            9/19/97       A                3,104      A     20.00
                                        9/30/97       S                8,745      D     20.00     270             D
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Common Stock                                                                                      632             I    Held by
                                                                                                                       ESOP Trustee
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Common Stock                                                                                    1,231             I    Held by
                                                                                                                       SARP Trustee
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Restricted Stock    N/A     9/19/97    F               1,582                    Common    1,582   20.00
                    N/A     9/19/97    A               3,104                    Stock     3,104   20.00     0       I    Restricted
                                                                                                                         Stock Plan
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Stock Options      14.90    9/19/97    J(1)           12,800 (2)      11/10/02  Common   12,800   20.00     0       D
                                                                                Stock
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Stock Options      17.50    9/19.97    J(1)           30,000 (2)        2/2/03  Common   30,000   20.00     0       D
                                                                                Stock
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Stock Options      19.00    9/19/97    J(1)           20,000 (2)      11/15/03  Common   20,000   20.00     0       D
                                                                                Stock
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Explanation of Responses:

(1)  Forfeiture
(2)  Vests over a 5-year period



          /s/ M. C. Filteau                                   October 6, 1997
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.